Exhibit 107

Calculation of Filing Fee Tables

Form F-1

DDC Enterprise Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share(1)(2)	Rule 457(o)	4,887,500	$11.50	$56,206,250.00	0.0001476	$8,297.00
		Underwriters’ Warrant(2)(3)(4)	Rule 457(g)	-	-	-		-
		Class A Ordinary shares underlying Underwriters’ Warrant(4)	Rule 457(g)	244,375	$18.06	$4,413,413	0.0001476	$652.00
	Total Offering Amounts					$60,619,663.00	0.0001476	$8,949.00
	Total Fees Previously Paid							$5,510.00
	Total Fee Offsets							-
	Net Fee Due							$3,439.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Class A Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Represents Class A Ordinary Shares underlying one or more warrants issuable to the representatives of the several underwriters to purchase up to an aggregate of 5% of the Class A Ordinary Shares sold in the offering (including any Class A Ordinary Shares pursuant to the exercise of the over-allotment option) via cashless exercise at an exercise price equal to 157% of the public offering price. The warrants will be exercisable at any time after the closing of this offering subject to the lock-up pursuant to FINRA Rule 5110(e)(1), except as permitted under FINRA Rule 5110(e)(2), and will expire five years from the effective date of this offering.